EXHIBIT 4.15

                        PURCHASE AND SALE AGREEMENT DATED

                                DECEMBER 18, 2002

                                     BETWEEN

                               TMK OIL & GAS, INC.

                                       AND

                               PNP PETROLEUM INC.



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




                           PURCHASE AND SALE AGREEMENT




                                 By and between





                               PNP PETROLEUM, INC.





                                    As Seller



                                       And





                               TMK OIL & GAS, INC.



                                    As Buyer



                              As of the 18th day of
                                  December 2002


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

                           PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this "Agreement") dated as of the 18th day of December 2002, is by and between PNP Petroleum, Inc. a Texas corporation, ("Seller") and TMK Oil % Gas, Inc., a California corporation ("Buyer").

     IN CONSIDERATION OF the agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and in reliance upon the representations and warranties contained herein, Seller and Buyer agree, upon the terms and subject to the conditions contained herein, as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

PURCHASE AND SALE OF THE ASSETS. Seller agrees to sell, assign, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller at Closing (hereinafter defined), but effective as of 12:01 a.m. C.S.T. on January 1, 2003 (the "Effective Date") a net three percent (3%) of the right, title and working interest of Seller in and to the following properties described in Sections 1.1 through 1.7 (collectively, the "Assets"):

     1.1. LEASES. A net three percent (3%) of the right, title and working interest in the properties, described on Exhibit "A", attached hereto and made a part hereof, whether such properties are in the nature of fee interests, leasehold interests, licenses, concessions, working interests, farmout rights, royalty, overriding royalty or other non-working or carried interests, operating rights or other mineral rights of every nature and any rights that arise by operation of law or otherwise, in all such properties and lands covered thereby and pooled, unitized, communitized or consolidated with such properties (the "Leases"). In addition, Buyer shall be entitled to a net three percent (3%) of the right, title and working interest in and to any and all Leases that have been acquired pursuant to any of the Contracts.

     1.2. WELLS. A net three percent (3%) of the right, title and working interest in the oil, condensate or natural gas wells, water source wells, and other water and other types of injection and disposal wells either located on the Leases (including, but not limited to those described on the attached Exhibit "B") or on lands pooled or unitized therewith or held for use in connection with the Leases under a Surface Contract (as hereinafter defined), whether producing, operating or shut-in (the "Wells") (the Leases and Wells herein collectively referred to as the "Oil and Gas Properties").

     1.3. SEVERED SUBSTANCES. A net three percent (3%) of the, right, title and working interest in all severed crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, condensate, products, liquids and other hydrocarbons and other minerals or materials of every kind and description produced from the Oil and Gas Properties and either (a) in storage tanks on the Effective Date or (b) sold on or after the Effective Date (the "Substances").

     1.4. CONTRACTS. A net three percent (3%) of the right, title and working interest in all contracts, commitments, agreements, and arrangements that in any way relate to the


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          properties  described  in  Sections  1.1.  through  1.7.,   inclusive,
          including,  without  limitation,  all leases,  easements,  privileges,
          right-of-way  agreements,   permits,  servitudes,  licenses  or  other
          agreements relating to the use or ownership of surface and subsurface properties and structures that are used or held for use in connection with the exploration and production of Substances from the Oil and Gas Properties, and all existing or proposed unitization, pooling and communitization agreements, declarations and orders to the extent they relate to or affect the Leases, all options, farmout agreements, exploration agreements, operating agreements, area of mutual interest agreements, all oil, gas liquids, condensate, casinghead gas and gas sales, purchase, exchange, gathering, transportation, production, storage, treatment and processing contracts, or other contracts for the disposal of Substances therefrom or in connection therewith and any and all amendments, ratifications or extensions of the foregoing, together with (i) all rights, privileges, and benefits of Seller thereunder arising on or after the Effective Date, (ii) all claims for take-or-pay or other similar payments arising before or after the Effective Date and (iii) rights of subrogation for any claims that arise on or after the Effective Date under any insurance policy held by Seller that covers the properties described in Sections 1.1 through 1.7, inclusive (all such contracts, insofar and only insofar as such contracts affect the properties described in Sections 1.1 through 1.7, inclusive, referred to hereinafter as the "Contracts").

     1.5. EQUIPMENT. A net three percent (3%) of the right, title and working interest in all the personal property, fixtures, equipment leases, improvements, oil field equipment and physical facilities or interests therein that are used or held for use in connection with the ownership or operation of the Oil and Gas Properties, including, without limitation, tanks and tank batteries, disposal facilities, storage facilities, buildings, structures, field separators and liquid extractors, compressors, pumps, pumping units, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, implements, tools, appliances, cables, wires, towers, casing, tubing and rods, gathering lines or other pipelines, field gathering systems, and all other similar fixtures and equipment (the "Equipment").

     1.6. INFORMATION AND DATA. To the extent in the possession of Seller or any agent, employee or affiliate of Seller, copies of all (a) abstracts, title opinions, title reports, title policies, lease and land files, surveys, analyses, compilations, correspondence, filings with regulatory agencies, other documents and instruments that directly relate to the properties described in Sections 1.1 through 1.7, inclusive; (b) reproducible copies of computer databases that directly relate to the properties described in Sections 1.1 through 1.7, inclusive; (c) geophysical, geological, engineering, exploration, production, seismic and other technical data, magnetic field recordings, digital processing tapes, field prints, summaries, reports, maps, studies and other analyses, whether written or in electronically reproducible form, that directly relate to the Oil and Gas Properties; and (d) all other books, records and files containing financial, title or other information that directly relate to the properties described in Sections 1.1 through 1.7, inclusive (the "Data").

     1.7. PAYMENT RIGHTS. A net three percent (3%) of the right, title and working interest in all (a) accounts, instruments and general intangibles (as such terms are defined in the Uniform Commercial Code of Texas) arising from the sale or other disposition on or after the Effective Date of any of the Assets described in Sections
          1.1 through 1.6, inclusive; and (b) liens and security interests in favor of Seller under any law, rule or regulation or under the Contracts arising from the sale or other disposition on or after the Effective Date of any of the Assets described in Sections 1.1 through 1.6, inclusive (the "Payment Rights").


                                   ARTICLE II

                                 PURCHASE PRICE

     2.1 PURCHASE PRICE. Buyer agrees to pay to Seller, at closing, twenty-three and one-half percent (23.5%) of the proposed workover budget for Phases 1-3, as outlined on the attached Exhibit "C". The net amount due from Buyer at closing shall be $43,500 (the "Purchase Price"). Seller has already commenced said workover program and it is understood and agreed that Buyer shall only be responsible for a net three percent (3%) of any amount over the outlined $186,500 budget for Phases 1-3 and a net three percent (3%) of any future operations proposed and approved under the terms of the operating agreement.


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

     3.1. ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state Texas

     3.2. POWER AND CONFLICTS. Seller has full corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement. Seller has the necessary power and authority to sell the Assets. The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated by this Agreement shall not, (a) violate or be in conflict with, or require the consent of any person or entity under, any provision of the articles of incorporation or bylaws or other governing documents of Seller, (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both would constitute a default) under, or require any consent, authorization or approval under any agreement or instrument to which Seller is a party or to which any of the Assets or Seller is bound, (c) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to Seller, or (d) result in the creating of any lien, charge or encumbrance on any of the Assets.

     3.3. AUTHORIZATION. The execution and delivery of this Agreement have been, and the performance of this Agreement and the transaction contemplated hereby shall be at the time required to be performed hereunder, duly and validly authorized by all requisite corporate action on the part of the Seller.

     3.4. ENFORCEABILITY. This Agreement has been duly executed and delivered on behalf of Seller and constitutes the valid and binding obligations of Seller enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization or moratorium statutes, equitable principles or other similar laws affecting the rights of creditors generally ("Equitable Limitations"). At the Closing, all documents and instruments required hereunder to be executed and delivered by Seller shall be duly executed and delivered and shall constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms, except as enforceability may be limited by Equitable Limitations.

     3.5. LITIGATION AND CLAIMS. No claim, dispute, demand, filing, cause of action, administrative proceeding, lawsuit or other litigation is pending or, to the knowledge of Seller, threatened against Seller or the Assets that could now or hereafter adversely affect the ownership or operation of any of the Assets. No written or oral notice from any governmental body or any other person has been received by Seller (a) claiming any violation or repudiation of the Assets or any violation of any law, environmental, conservation or other ordinance, code, rule or regulation or (b) requiring, or calling attention to the need for any work, repairs, construction, alternations or installations on or in connection with the Assets with which Seller has not fully complied.

     3.6. COMPLIANCE WITH LAW AND PERMITS. Seller has obtained all necessary governmental certificates, consents, permits, licenses or other authorizations that are required for the ownership of the Assets by Seller and no violations exist or have been recorded with respect of such licenses, permits or authorizations.

     3.7. STATUS OF CONTRACTS. All of the Contracts that relate to the Oil and Gas Properties (a) are in full force and effect, and (b) neither Seller nor, to the knowledge of Seller, any other party to the Contracts (i) is in breach of or default, or with the lapse of time or the giving of notice, or both, would be in breach or default, with respect to any of its obligations thereunder to the extent that such breaches or defaults have an adverse effect on the Oil and Gas Properties or (ii) has given or threatened to give notice of any default under or inquiry into any possible default under, or action to alter, terminate, rescind or procure a judicial reformation of any Contract to the extent that such default has an adverse effect on the Oil and Gas Properties.

     3.8. PRODUCTION BURDENS, TAXES, EXPENSE AND REVENUES. To the knowledge of Seller, all rentals, royalties, excess royalty, overriding royalty interest and other payments due under or with respect to the Assets have been properly and timely paid, including, but not limited to, the distribution of all proceeds of production for which Seller has received payment from the Purchaser; all ad valorem, property, production, severance and other taxes based on or measured by the ownership of the Assets or the production of Substances therefrom have been properly and timely paid. All expenses payable by Seller under the terms of the Contracts have been properly and timely paid when due except for such expenses as are being currently paid prior to delinquency in the ordinary course of business.

     3.9. STATUS OF EQUIPMENT. The Wells and Equipment are in good repair, working order and operating condition and are adequate for the operation of the Oil and Gas Properties as currently being operated; however, the Wells and Equipment are being delivered in "as is-where is" condition.


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


     3.10.LEASES.  With  respect to the Leases and to the  knowledge  of Seller:
          (a) the Leases have been maintained in all material respects according to their terms, in material compliance with the agreements to which the Leases are subject; (b) the Leases are presently in full force and effect and (c) no other party to any Lease is under material breach or default with respect to any of its material obligations thereunder.

     3.11.ACCURACY OF REPRESENTATIONS. No representation or warranty by Seller in this Agreement or any agreement or document delivered by Seller pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in any such representation or warranty, in light of the circumstances under which it was made, not misleading. There is no fact known to Seller that materially and adversely affects (or may materially and adversely affect) the operation, prospects or condition of any portion of the Assets that has not been set forth in this Agreement.

                                   ARTICLE IV.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

     4.1. ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

     4.2 POWER AND CONFLICTS. Buyer has full corporate power and authority to carry on its business as presently conducted, to enter into this Agreement, to purchase the Assets on the terms described in this Agreement and to perform its other obligations under this Agreement. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated by this Agreement shall not, (a) violate or be in conflict with, or require the consent of any person or entity under, any provision of the articles of incorporation or bylaws or other governing documents of Buyer, (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both would constitute a default) under, or require any consent, authorization or approval under any agreement or instrument to which Buyer is a party or is bound, or (c) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to Buyer.

     4.3 AUTHORIZATION. Buyer's execution and delivery of this Agreement have been, and Buyer's performance of this Agreement and the transactions contemplated hereby shall be at the time required to be performed hereunder, duly and validly authorized by all requisite corporate action on the part of the Buyer.

     4.4. ENFORCEABILITY. This Agreement has been duly executed and delivered on behalf of Buyer and constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as enforceability may be limited by Equitable Limitations. At the Closing, all documents required hereunder to be executed and delivered by Buyer shall be duly executed and delivered and shall constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms, except as enforceability may be limited by Equitable Limitations.

     4.5. CLAIMS AND LITIGATION. There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or governmental body and no legal, administrative or arbitration proceeding pending, or to Buyer's knowledge, threatened against Buyer or any affiliate of Buyer that has or will materially affect Buyer's ability to consummate the transactions contemplated by this Agreement.

     4.6. ACCURACY OF REPRESENTATIONS. No representation or warranty by Buyer in this Agreement or any agreement or document delivered by Buyer pursuant to this Agreement contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained in any such representation or warranty, in light of the circumstances under which it was made, not misleading.


                                    ARTICLE V

                                  TITLE MATTERS

SELLER'S TITLE: Seller makes no representations or warranties as to its title to the Oil and Gas Properties, except those created by, through or under Seller.







                                   ARTICLE VI

                                     CLOSING


     6.1 THE CLOSING. The assignment and purchase of the Assets pursuant to this Agreement shall be consummated (the "Closing") at 10100 Reunion Place, Suite 305, San Antonio, Texas 78216 at the offices of Seller before 5:00 p.m. on or before the 20th day of December 2002 (the "Closing Date").

     6.2 PAYMENT OF PURCHASE PRICE. At the Closing, Buyer shall pay to Seller the Purchase Price by wire transfer. The wire transfer should be sent to the account of PNP Petroleum, Inc. at the following:

              First Union National Bank Routing number:  051400549
              Roanoke Virginia
              Beneficiary 1st Clearing Corporation       5050000000631
              PNP Petroleum                      Acct:   67396239


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



                                   ARTICLE VII

                          SURVIVAL AND INDEMNIFICATION

     7.1 SURVIVAL. All representations, warranties, covenants, agreements and indemnities of or by the parties shall survive the Closing and execution and delivery of the assignments contemplated hereby.

     7.2 SELLER'S INDEMNIFICATION. To the extent permitted by law, Seller, from and after Closing, shall indemnify and hold harmless Buyer, its affiliates, officers, directors, employees, agents, consultants and representatives from and against any and all damage, loss, cost, expense, obligation, claim or liability, including reasonable counsel fees and reasonable expenses of investigating, defending and prosecuting litigation (collectively, the "Damages"), suffered by Buyer as a result of any obligation or liability of Seller arising from ownership or operation of the Assets prior to the Effective Date.

     7.3 BUYER'S INDEMNIFICATION. To the extent permitted by law, Buyer, from and after Closing, shall indemnify and hold harmless Seller, its affiliates, officers, directors, employees, consultants, agents and representatives from and against any and all Damages suffered by Seller as a result of the following: (a) any liability or obligation arising from its operation of the Assets on and after the Effective Date (other than Damages resulting from a breach of any representation, warranty or covenant of Seller contained in this Agreement), (b) the breach of any representation or warranty of Buyer set forth in this Agreement; and (c) the breach of, or failure to perform or satisfy any of the covenants of Buyer set forth in this Agreement.


                                  ARTICLE VIII

                                  MISCELLANEOUS


     8.1 "BUSINESS DAY" shall mean a day other than the days that banking institutions are required or permitted to be closed under the laws of the State of Texas.

     8.2 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Texas without giving effect to any principles of conflicts of laws.

     8.3 INTEGRATION. This Agreement and the Exhibit attached hereto entered into by the parties under the provisions of this Agreement set forth the entire agreement and understanding of the parties in respect of the transaction contemplated hereby and supersede all prior agreements, prior arrangements and prior understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by Seller or Buyer that is not embodied in this Agreement or in the documents referred to herein, and neither Seller nor Buyer shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

     8.4 HEADINGS. The Section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

     8.5 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.





EXECUTED as of the date first set forth above.

                                                   SELLER:

                                                   PNP PETROLEUM, INC.


                                                   By /s/ Phil Zaccaria
                                                   -----------------------------
                                                   Phil Zaccaria

                                                   BUYER:

                                                   TMK OIL & GAS, INC.


                                                   By /s/ Nick DeMare
                                                   -----------------------------
                                                   Nick DeMare

                                   EXHIBIT "A"

                   ATTACHED TO AND MADE A PART OF THAT CERTAIN
               PURCHASE AND SALE AGREEMENT DATED DECEMBER 18, 2002
                      WEST RANCH FIELD, SOUTHWEST EXTENSION



          NOTE: Except where indicated otherwise, all recording references given below are to the indicated Records of the County Clerk of Jackson County, Texas. Lot numbers given below refer to Lots located within the Second Subdivision of the J. M. Bennett Ranch, Jackson County, Texas, as same appears of record in Volume 2, page 43, Map and Plat Records, Jackson County, Texas.

1.   TURNER "D" LEASE:

Oil Gas and Mineral Lease dated December 1, 1936, from E. A. TURNER, et ux, as Lessor, to C. E. HUNGERFORD as Lessee, covering 120 acres, more or less, being all of Lot 26 and the West one half (1/2) of Lot 27, appearing of record at Volume 99; page 272, et seq, Deed Records. Said Lease is subject to the terms of that certain Assignment and Bill of Sale from Mobil Producing Texas and New Mexico, Inc. to R. H. Engelke, effectively dated Ap~ 1,1991, recorded in at Volume 743 page 875, et seq, Deed Records, and to that certain Amendment and Ratification from Zelda Turner, et al, countemart copies of which appear of record beginning at Volume 744, Page 1003, et seq of the Deed Records. (90-180-11)


2.   SCHUECH "E" LEASE

Oil Gas and Mineral Lease dated January 5, 1937, from D. W. SCHUECH, et ux as Lessor, to C. E. HUNGERFORD as Lessee, covering 80 acres, more or less! being all of Lot 31, and appearing of record at Volume 99, page 292, et seq, Deed Records. Said Lease is subject to that certain Assignment and Bill of Sale from Mobil Producing Texas and New Mexico, Inc. to R. H. Engelke, effectively dated April 1, 1991, and appearing of record at Volume 743, page 875, et seq, of the Deed Records (90-180-10)


3.   TURNER "C" LEASE:

Oil Gas and Mineral Lease dated March 30, 1990! between Mrs. E. A. Turner, et al, Lessor, and R. H. Engelke, Lessee, covering 120.0 acres of land, more or less, being all of Lot 22, containing 80.0 acres of land, more or less, and the East or Northeast Half of Lot 27, containing 40 acres of land, more or less, recorded in Volume 731, page 886, Deed Records. Said Lease is subject to the terms of that certain Amendment and Ratification from Zelda Turner, et al, countemart copies of which appear of record beginning at Volume 744, Page 1028, et seq of the Deed Records. (89-180-7)

4.   BENNETT BAY PASTURE LEASE:

Oil, Gas and Mineral Lease dated October 11, 1979, from John M. Bennett, Jr.1 et al., as Lessor, to R. H Engelke, as Lessee, recorded in Volume 684, Page 7, Deed Records, Jackson County, Texas, covering 480 acres of land, more or less, out of the Ramon Musquiz Grant, A-59, Jackson County, Texas, INSOFAR AND ONLY INSOFAR as said Lease covers a 40-acre tract described in a Partial Release dated September 23, 1987, and appearing of record at Volume 702, Page 159, Deed Records. (79-164-2)

5.   SCHUECH "B" LEASES (ALL COVERING LOT 23):

Each of the following six leases covers 80 acres of land, more or less, being all of Lot 23.

     a. Oil, Gas and Mineral Lease dated December 3, 1981, from John Daniel Stepan, et ux. as Lessor, to R. H. Engelke, as Lessee, recorded in Volume 611, Page 626, Deed Records. (81-168-2A)

     b. Oil, Gas and Mineral Lease dated December 3.. 1981, from Vera Frances Stepan Rozsypal, et vir, as Lessor, to R. H. Engelke, as Lessee, recorded ill Volume 611, Page 630, Deed Records. (81-168-2B)

     c Oil, Gas and Mineral Lease dated December 2, 1981, from Irma Schuech, as Lessor, to R. H. Engelke, as Lessee, recorded in Volume 611, Page 634, Deed Records. (81-168-2C)

     d. Oil, Gas and Mineral Lease dated December 2, 1981, from Christine V. Schattel, et al., as Lessor, to RH. Engelke, as Lessee, recorded in Volume 612, Page 70, Deed Records. (81-168-2D)

     e. Oil, Gas and Mineral Lease dated December 17, 1981, from The United States National Bank of Galveston, Trustee for Abe and Annie Seibel Foundation, as Lessor, to R. H. Engelke, as Lessee, recorded in Volume 612, Page 251, Deed Records. (BI-168-2E)

     f. Oil, Gas and Mineral Lease dated September 23, 1983, from Al A. Brown and Charles Goodall, as Lessors, to R. H. Engelke, as Lessee, recorded in Volume 636, Page 100, Deed Records. (81-168-2F)

6.   BENNETT "G" LEASE:

Oil, Gas and Mineral Lease dated January 6, 1982, from John M. Bennett, Jr., et al. as Lessor, to R. H. Engelke, as Lessee, recorded in Volume 612, Page 254, Deed Records, covering 80 acres of land, more or less, being all of Lot 24. (81-168-4)

7.   BENNETT "R" LEASES:

Each of the following four leases are subject to subject to that certain Assignment and Bill of Sale from Mobil Producing Texas and New Mexico, Inc. to
R. H. Engelke, effectively dated January31 1991 and appearing of record at Volume 743, page 864 et seq, of the Deed Records of Jackson County, Texas. Each lease covers the 194.54 acres, more or less, out of Lot 46, more particularly described in each lease.

     a. Oil Gas and Mineral Lease as amended, dated February 1 1989, from Robert L. E Aston Individually and as Attorney-in-Fact for Elizabeth Easton Tilghman, as Lessor, to Mobil Producing Texas & New Mexico Inc., as Lessee, appearing of record at Volume 717, page 994, et seq of the Deed Records. (90-182-2(a))

     b. Oil Gas and Mineral Lease, as amended dated February 1,1989, from John Bennett Lupe Individually and as Attorney-in-Fact for Molly Lupe Lasater, as Lessor, to Mobil Producing Texas & New Mexico Inc., as Lessee, appearing of record at Volume 717, page ~0l0, et seq, of the Deed Records. (90-182-2(b))

     c. Oil Gas and Mineral Lease, as amended, dated February 1, 1989, from John M. Bennett, Jr., as Attorney-in-Fact for Eleanor Bennett Marlow, John Stephen Bennett, and Carolyn Bennett Wood as Lessor, to Mobil Producing Texas & New Mexico Inc., as Lessee, appearing of record at Volume 717, page 1002, et seq, of the Deed Records. (90-182-2(c))

     d. Oil Gas and Mineral Lease, as amended, dated February 1, 1989, from Thomas C. Musgrave, III, Individually and as Attorney-in-Fact for Jamie Musgrave Hall and Josephine Bennett Musgrave, as Lessor, to
          Mobil Producing Texas & New Mexico Inc., as Lessee, appearing of record at Volume 717, page 1018, et seq, of the Deed Records. (90-182-2(d))

8.   THE PHILLIPPI LEASES:

Each of the following four (4) leases covering Lot 26, containing 8G acres, more or less.

     a. Oil, Gas and Mineral Lease, as amended, dated October22 1991, between William G. Phillippi, Lessor, and R. H. Engelke, Lessee, recorded in Volume 758, Page 14, Deed Records. (90-180-13(a))

     b. Oil, Gas and Mineral Lease, as amended, dated December 1, 1995, between S. Keith Engelke, Lessor, and R. H. Engelke, Lessee, a Memorandum of which appears of record at Volume 66, Page 979, of the Official Records.

     c. Oil, Gas and Mineral Lease, as amended, dated October 22~ 1991, between Lola Phillippi, et al, Lessor, and R. H. Engelke, Lessee, recorded in Volume 753, Page 609, Deed Records. (90-180-13(c))

     d. Oil, Gas and Mineral Lease, as amended, dated October 22,1991, between Charlene Phillippi, et al, Lessor, and R. H. Engelke, Lessee, and recorded in Volume 752 Page 964, Deed Records. (90-180-~3(d))

9. Oil Gas and Mineral Lease, as amended, dated October 1, 1992, from Darrell Lee Mudd., as Lessor, to RH. Engelke, as Lessee. appearing of record at Volume 766, page 617, of the Deed Records.

10. Schuech Oil Unit 8 as Designated by Unit Designation appearing of record at Volume 159, Page 1041 of the Official Records of Jackson County, Texas, covering 40 acres more or less as the pooled leases cover the oil and casinghead gas found in the stratigraphic equivalent of the subsurface interval from 6821 feet to 6827 feet (as such interval appears in the electric Log of the R.H. Engelke Well No.1, Irma Schuech L(pound)B~ Lease on Lot 23 of the Second Subdivision of the J.M. Bennett Ranch, Jackson County, Texas).

11. Oil, Gas and Mineral lease dated June 7, l 999 from Vera Frances Rozsypal et. al. to R.H. Engelke, covering 80 acres more or jess, being all of Lot 30 more particularly described in said Lease , recorded in Volume 142, Page 724 of the Official Records of Jackson County, Texas.

12. Oil, Gas and Mineral lease dated June 7, 1999 from Vera Frances Rozsypal et. al. to R.H. Engelke, covering 80 acres more or less, being all of Lot 33, more particularly described in said Lease , recorded in Volume 142, Page 700 of the Official Records of Jackson County Texas.

13. Oil, Gas and Mineral lease dated June 7, 1999 from Vera Frances Rozsypal et al. to R.H. Engelke, covering 80 acres more or less, being all of Lot 37, more particularly described in said Lease recorded in Volume 142, Page 718 of the Official Records of Jackson County, Texas.

14. Oil, Gas and Mineral lease dated June 7, 1999 from Vera Frances Rozsypal et. al. to R.H. Engelke, covering 69.07 acres more or less, being all of Lot 40, more particularly described in said Lease, recorded in Volume 142, Page 706.

15. Oil, Gas and Mineral lease dated June 7, 1999 from Vera Frances Rozsypal et. al. to R.H. Engelke, covering 40 acres more or less, being the Southwest 112 of Lot 29, more particularly described in said Lease , recorded in Volume 142, Page 712.

16. Oil, Gas and Mineral Lease, as amended, dated June 21, 1999, from Greg Schaeffer, Successor Guardian of the Estate of Russell Schaefer1 N.C.M to R.H. Engelke, covering 149.07 acres being all of Lots 32 and 39 more particularly described in said Lease1 recorded in Volume, 144, Page 967.

17. Oil, Gas and Mineral lease dated October 6, 1999, from Cal Parley's Boys Ranch to R.H. Engelke, covering the 40 acres, more or less, being the Northeast 1/2 of Lot 29 more particularly described in said Lease recorded in Volume 147, Page 416.

18. Oil, Gas and Mineral lease dated June 11, 2001 from Clementine L. Schattel Schroeder to S. Keith Engelke covering SQ, more or less, being the Southeast 1/2 of Lot 19 more particularly described in said Lease , recorded in Volume 183, Page 561

                                   EXHIBIT "B"



                   ATTACHED TO AND MADE A PART OF THAT CERTAIN
              PURCHASE AND SALE AGREEMENT DATED DECEMBER 18, 2002,
                      WEST RANCH FIELD, SOUTHWEST EXTENSION



WELL NAME                  API #            FIELD NAME                 LEASE #

Bennett, John M. #3        42-239-31728     Bay Pasture                06321

Bennett, John M. G-1       42-239-31956     TW Frio 7400               08309

Bennett, J. M. R-2         42-239-03066     TW Frio 41-A               08253

Bennett, J.M. R-1          42-239-06035     WR Greata                  05203

Bennett, J.M. G-2          42-239-32275     TW Frio 7830               06668

Bennett, J.M R-9           42-239-03072     WR Bennview                04297

Bennett, J. M. R-4         42-239-03068     WR 5100                    08321

Bennett, J.M. Q-1          42-239-03802     WR Frio 6400               07098

Mudd, D. L. #1             42-239-32168     WR 6840                    08578

Schuech Unit 8 (B-1)       42-239-31930     WR Frio 6840               08535

Schuech, D. W. E-6         42-239-03036     WR Ward                    01674

Schuech, D. W. E-7         42-239-03073     WR Ward                    01674

Schuech, D. W. E-1         42-239-03035     WR Ward                    01674

Schuech, D. W. E-3         42-239-03033     WR Ward                    01674

Schuech, D. W. E-5         42-239-03339     WR Glasscock               01637

Schuech, Irma B-7          42-239-32610     WR Frio 6200               08219

Schuech, Irma B-2          42-239-31987     TW Frio 5830               152485

Schuech, Irma B-4          42-239-30155     WR Glasscock               08219

Schuech Unit 1             42-239-32313     WR Frio 7400               08111

Schuech Unit 9             42-239-32142     WR Frio 6200               08626

Turner E.A. C-1            42-239-32037     WR Ward                    07877

Turner E.A. C-2            42-239-32197     WR Frio 5100               07889

Turner E.A. C-3            42-239-32202     WR Frio 7020               120228

Turner E.A. C-4            42-239-32681     WR Frio 6200               08171

Turner E.A. D-1            42-239-03077     WR Frio 6220               172154

Turner E.A. D-2            42-239-03083     WR Glasscock               01639



WELL NAME                  API #            FIELD NAME                 LEASE #

Turner E.A. D-3            42-239-03074     WR Frio 5915               172144

Turner E.A. D-4            42-239-03079     WR Ward                    01676

Turner E.A. D-5            42-239-03080     WR Ward                    01676

Turner E.A. D-6            42-239-03081     WR Frio 5100               08362

Turner E.A. D-9            42-239-32237     WR Glasscock               01639

                                    EXHIBIT C


               ATTACHED HERETO AND MADE A PART HEREOF THAT CERTAIN PURCHASE AND SALE AGREEMENT DATED DECEMBER 18, 2002


                               PNP PETROLEUM, INC.



                                WEST RANCH FIELD

                              West Ranch Properties


                              JACKSON COUNTY, TEXAS


                               REVIEW AND SUMMARY

                                Table of Contents





West Ranch Field History......................................................1

Planned Development Stages....................................................1
   Phase 1:...................................................................1
   Phase 2:...................................................................1
   Phase 3:...................................................................1
   Phase 4:...................................................................2
   Phase 5:...................................................................2
   Phase 6:...................................................................2
   Phase 7:...................................................................2

Capital Expenditures..........................................................2

Marketing.....................................................................2

Terms.........................................................................2

Proposed Schedule of Work 2002 - 2003.........................................3

                               PNP PETROLEUM, INC.
                          10100 Reunion Place, Ste. 305
                            San Antonio, Texas 78216


West Ranch Field History
Properties Overview



     The West Ranch Field is located approximately 25 miles southeast of Victoria, in Jackson County, Texas. The field was discovered in 1938 by Mobil Oil and has produced in excess of 300 BCF gas and 300 MMBO from hundreds of wells.

     The geology of West Ranch consists of typical Gulf Coast sand sequences with numerous stacked sand pays of both Miocene and Frio age rocks. Over 25 main producing sands have been identified within the West Ranch production limits with the Greta, Glasscock, 41-A, 98-A and Ward sands being the most prolific producers. These sands are historically high permeability, high porosity sands capable of producing high fluid rates.

     In the early 1980's the previous operator, Hank Engelke, became active in the region through acquisition of a few old producing well bores. After reworking geological structure and net sand maps, Hank was able to extend the southwest production limits of the field by the drilling of infield wells targeting structural highs.

     Through a friendly foreclosure process, PNP will be able to obtain clean title in the properties and is scheduled to take over operations on January 1, 2002.

     The property includes 35 wells currently producing 40-60 bopd through 6 active producers on gas lift. After a detailed engineering analysis of the property, PNP has developed a plan, which focuses on the re-establishing of shut in wells to active status, add compression, salt water handling and disposal and will quickly add value to the property while minimizing capital expense.

Planned Development Stages

PHASE 1:
     During the first 30 days, PNP will focus on increasing the compression and ability to use make up gas from the Florida Pipeline system through Reliant Field Services. Next, turning on four more wells to continue to increase daily production.

PHASE 2:
     The second 30 days will consist of optimization of the field gas lift system and production facilities while systemically testing 1 well on sub pump. A total of three new wells will be added as well as construction of larger flowlines on the Schuech E Lease. The Turner D-2 and D-9 will be tested in the Glasscock.

PHASE 3:
     The third 30 days will consist of continued field optimization, adding compression up to 8 mmscfpd and increasing the SWD capabilities. We plan on moving in pumping units on the Mudd 1 and Schuech B-1 and recompleting the Schuech E-1 to the Glasscock.

PHASE 4:
     The fourth 30 days will include the re-completing of the Schuech B-5 and Turner C-4 wells into the Ward Sand. Both will be equipped with larger 3.5" tubing for high volume lifting capacities.

PHASE 5:
     The fifth 30 days will include two plug back re-completions in the Bennett R-2 and R-10.

PHASE 6:
     The sixth 30 days will include two re-completions in the Bennett R-1 and G-1 wells.

PHASE 7:
     The seventh 30 days will include the plug back re-completion of the Schuech B-2 well into the Glasscock sand and include 3/5" tubing and a submersible pump.


Capital Expenditures
     At this time, it is estimated that the total project capital expenditures will be approximately $ 451,000 with Phases 4-7 completed out of cashflow.


Marketing
     West Ranch Field lies on a major pipeline system consisting of HPL's 20" , Valero's 24", and Eastern Gas 24" pipelines to only name a few. Currently, Flint Hills LP purchases the crude oil at Upper Gulf Coast Index plus $ 3.25 per bbl and Florida Pipeline is our gas sales interconnect at the spot market.


Terms
     PNP is offering working interest in the properties. PNP is offering 5% WI for $49,995 and 10% for $99,990 in the entire project plus its share of the current proposed $ 186,500 workover budget. (This budget is estimated through the third Phase above.)

     PNP had developed additional projects for future investment opportunities including development of EOR and Gas Storage Projects.

PROPOSED SCHEDULE OF WORK 2002 - 2003

WEST RANCH PROPERTIES
PROPOSED SCHEDULE OF WORK 2002 - 2003

                                            PROJECTED   CUM              CUM                CUM      LIFT
WELL               ZONE           MO/YR        BOPD     BOPD    BWPD     BWPD        FG       FG      GAS

Bennett 3          Bay Pasture   Sep-02           8        8      20        0         0        0        0
Bennett R4         5100          Sep-02          14       22     800      800        10       10      500
Mudd 1             6840          Sep-02          11       33      40      840        10       20      200
Schuech B1         6840          Sep-02          11       44      40      880        20       40      250
Schuech E6         Ward          Sep-02           6       50     600     1480        20       60      350
Schuech E7         Ward          Sep-02           8       58     800     2280        20       80      500
Add Compression    4.0 mmcfd     Sep-02           0       58       0     2280                 80
Turner C5          5100          Sep-02          11       69     800     3080         0       80      500
Turner D5          Ward          Sep-02          15       84    1500     4580        50      130      600
----------------------------------------------------------------------------------------------------------
Schuech E3         Glasscock     Oct-02          13       97    1300     5880        15      145      350
Schuech E6         Ward          Oct-02           8      105     800     6680        20      165       50
Schuech E7         Ward          Oct-02           7      112     700     7380        20      185      100
Turner C1          Ward          Oct-02          30      142    3000    10380        60      245        0
Turner D1          Ward          Oct-02          15      157    1500    11880        30      275      600
----------------------------------------------------------------------------------------------------------
Mudd 1             6840          Nov-02           5      162      10    11890        40      315     -200

Schuech B1         6840          Nov-02           5      167      10    11900        40      355     -250

Add Compression    8.0 mmcfd     Nov-02           0      167       0    11900                355

Add SWD well       +15k bwpd     Nov-02           0      167       0    11900                355

Schuech E1         Glasscock     Nov-02          15      182    1500    13400        15      370      500
----------------------------------------------------------------------------------------------------------
Schuech B5         Ward          Dec-02          30      212    3000    16400        60      430      800
Turner C4          Ward          Dec-02          30      242    3000    19400        60      490      800
----------------------------------------------------------------------------------------------------------
Bennett R2         4200          Jan-03           0      242     300    19700       150      640      300
Bennett R10 (1A)   Ward          Jan-03          24      266    1200    20900        48      688      300
----------------------------------------------------------------------------------------------------------
Bennett R1         5100          Feb-03          14      280    1000    21900        10      698      500
Bennett G1         7765          Feb-03          30      310    1000    22900        60      758      500
----------------------------------------------------------------------------------------------------------
Schuech B2         Glasscock     Mar-03          30      340    3000    25900        30      788        0


LOE                              Compression           $0.10 per MCF

                                 SWD                   $0.01 per bbl

                                 Ovhd/misc            $1,000 per well


OTHER CAPITAL ITEMS                DATE             EST COST

Overflow tank at Bennett         Oct-02              $2,500

Flowline jumper on Turner C5     Dec-02             $10,000